Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan and the 2005 Stock Incentive Plan of NeuStar, Inc. of our reports dated March 24, 2005 (except for the last paragraph of Note 19, as to which the date is June 28, 2005), with respect to the consolidated financial statements and schedule of NeuStar, Inc. included in its Registration Statement (Form S-1 No. 333-123635) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, VA September 13, 2005

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